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                                                                     EXHIBIT 2.1

                              AGREEMENT OF MERGER

                                      OF

                             PWT ACQUISITION CORP.

                                      AND

                            PAC-WEST TELECOMM, INC.



     This AGREEMENT OF MERGER entered into on September 16, 1998 by PWT ACQUISITION CORP. and PAC-WEST TELECOMM, INC. as approved by the Board of Directors of each of said corporations:

1. PWT ACQUISITION CORP., which is a corporation incorporated in the State of California, and which is sometimes hereinafter referred to as the "disappearing corporation," shall be merged with and into PAC-WEST TELECOMM, INC., which is a corporation incorporated in the State of California, and which is sometimes hereinafter referred to as the "surviving corporation."

2. The separate existence of the disappearing corporation shall cease upon the effective date of the merger in accordance with the provisions of the General Corporation Law of the State of California.

3. The surviving corporation shall continue its existence under its present name pursuant to the provisions of the General Corporation Law of the State of California.

4. The Articles of Incorporation of the surviving corporation shall be amended and restated to read as set forth on Exhibit A attached hereto upon the effective date of the merger and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of California.

5. The bylaws of the disappearing corporation upon the effective date of the merger shall be the bylaws of said surviving corporation and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of California.

6. The members of the Board of Directors of the disappearing corporation upon the effective date of the merger shall continue to be the members of the Board of Directors of the surviving corporation, all of whom shall hold their directorships until the election, choice, and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the disappearing corporation.

7. The officers of the surviving corporation upon the effective date of the merger shall continue to be the officers of the surviving corporation, all of whom shall hold their office until the election,
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choice, and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the disappearing corporation.

8. Each issued and outstanding share of the disappearing corporation's preferred stock, par value $.01 per share, shall, upon the effective date of the merger, be converted into one share of the surviving corporation's preferred stock and each issued and outstanding share of the disappearing corporation's common stock, par value $.01 per share, shall be converted into one share of the surviving corporation's common stock. Each issued and outstanding share of the capital stock of the surviving corporation shall be converted into $7,361.60 of cash, 3.65433 shares of the surviving corporation's preferred stock, par value $.01 per share, provided that the aggregate number of shares of preferred stock so issuable to each holder shall be rounded to the nearest 0.1 of a share, and
34.717 shares of the surviving corporation's common stock, par value $.01 per share, provided that the aggregate number of shares of common stock so issuable to each holder shall be rounded to the nearest 10 shares.

9. The Agreement of Merger herein entered into has been approved by the shareholders entitled to vote thereon of the disappearing corporation and of the surviving corporation in the manner prescribed by the provisions of the General Corporation Law of the State of California.

10. The disappearing corporation and the surviving corporation hereby agree that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of California, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

11. The corporations party to this Agreement of Merger are also parties to an Agreement and Plan of Merger. The two agreements are intended to be construed together in order to effectuate their purposes.

12. The Board of Directors and the proper officers of the disappearing corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger herein provided for.

13. The effective date of the merger is the date upon which a copy of this Agreement of Merger is filed with the Secretary of State of California.

                                       2
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement of Merger as of the 16th day of September, 1998.


                              PWT ACQUISITION CORP.


                              By: /s/ David G. Chandler
                                  --------------------------------------------
                                      David G. Chandler, President


                              By: /s/ Lawrence I. Shagrin
                                  --------------------------------------------
                                      Lawrence I. Shagrin, Assistant Secretary



                              PAC-WEST TELECOMM, INC.


                              By: /s/ John K. La Rue
                                  ----------------------
                                      President


                              By: /s/  Roger L. Westphal
                                  ----------------------
                                       Secretary